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                         AMENDMENT TO RIGHTS AGREEMENT


          This Amendment, dated as of December 11, 1998 (the "Amendment"), between Imperial Holly Corporation, a Texas corporation (the "Company"), and The Bank of New York (the "Rights Agent"),

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of September 14, 1989, as amended by an Amendment to Rights Agreement dated as of January 27, 1995 (as amended, the "Rights Agreement"); and

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          Section 1.  Definition of Final Expiration Date.

               (a) The definition of "Final Expiration Date" in Section 1 of the Rights Agreement is amended to read in its entirety as follows:

               "Final Expiration Date" shall mean the close of business on October 31, 2007.

               (b) Any other provisions of the Rights Agreement (including those in the form of Rights Certificate) referring to September 25, 1999 are amended to refer to the date of the Final Expiration Date.

          Section 2. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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          Section 5.  Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          Section 6. Confirmation of Rights Agreement. Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                            IMPERIAL HOLLY CORPORATION


                            By  /s/ William F. Schwer
                                -----------------------------------------------
                                Name:  William F. Schwer
                                Title:  Managing Director and General Counsel



                            THE BANK OF NEW YORK,
                               as Rights Agent


                            By  /s/ Steven Myers
                                ------------------------------------------------
                                Name:  Steven Myers
                                Title:  Assistant Treasurer

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